Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members
Open Road Releasing, LLC:

We consent to the use of our report dated March 6, 2015 with respect to the consolidated balance sheets of Open Road Releasing, LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2014, included in this registration statement on Form S-4 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Los Angeles, California
June 17, 2015